UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Schnitzer Steel Industries, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following communication was first distributed to certain shareholders of Schnitzer Steel Industries, Inc. on or after January 12, 2023, along with previously filed solicitation materials.

As you may know, our Annual Meeting is quickly approaching on January 25. In addition to our usual proposals, we are asking shareholders to approve our new Omnibus Incentive Plan.

The ISS and Glass Lewis recommendations against the proposal contained material errors and have caused significant confusion for our shareholders. We are working with ISS to try to address these errors; however, we also filed the attached supplemental material to provide some additional context for our investors as they consider the proposal.

In particular, ISS incorrectly assumes that we will use the 1.6 million shares remaining under our prior plan. We will not. Using the correct share numbers and only what we are requesting, our plan cost (or SVT) falls from 24.91% to 16.87%, and reduces dilution (full) from 19.94% to 14.43%.

We also highlight in the letter that our three-year average burn rate is impacted by fiscal 2020, during which more shares were needed for grants given the company’s depressed stock price in the midst of the pandemic. We believe the most recent two years are much more indicative of actual grants and burn rate going forward, resulting in a burn rate during this period of 1.82%. Additionally, the company repurchases shares when prudent, including 3.5% of our outstanding shares in fiscal 2022, thus helping offset the dilutive impact of our share-based incentive program over time.

If you have any continuing concerns about the equity plan proposal, a member of our Compensation Committee would greatly appreciate the opportunity to engage with you. Please let us know and if you have any windows of availability in advance of the January 25th meeting.

Thank you.